                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        FIREARMS TRAINING SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[FIREARMS TRAINING SYSTEMS LOGO]






                         Firearms Training Systems, Inc.
                            7340 McGinnis Ferry Road
                             Suwanee, Georgia 30024



July 22, 1998


To Our Stockholders:

         On behalf of the Board of Directors and management of Firearms Training Systems, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on August 28, 1998, at 11:00 a.m., at Firearms Training Systems, Inc., 7340 McGinnis Ferry Road, Suwanee, Georgia 30024.

         At the Annual Meeting, stockholders will be asked to elect three (3) directors of the Company, all of whom are currently directors of the Company. Information about these persons and certain other matters is contained in the accompanying Proxy Statement. A copy of the Company's 1998 Annual Report to Stockholders, which contains financial statements and other important information about the Company's business, is also enclosed.

         It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for reelecting the directors, all you need to do is sign and date the proxy card.

         Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

         We hope you are able to attend, and look forward to seeing you.


                                    Sincerely,




                                    /s/ Peter A. Marino
                                    Peter A. Marino
                                    CHIEF EXECUTIVE OFFICER AND PRESIDENT

                         Firearms Training Systems, Inc.
                            7340 McGinnis Ferry Road
                             Suwanee, Georgia 30024

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 28, 1998

                            ------------------------


To the Stockholders of
Firearms Training Systems, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Firearms Training Systems, Inc. will be held at 11:00 a.m. on Friday, August 28, 1998, at Firearms Training Systems, Inc., 7340 McGinnis Ferry Road, Suwanee, Georgia 30024, for the following purposes:

         1. To elect three of the nine directors constituting the Board of Directors to serve for three years and until their successors are elected and qualified;

         2. Such other matters as may properly come before the meeting and any adjournment or postponement thereof.

         Only stockholders of record on June 30, 1998, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.


                                    BY ORDER OF THE BOARD OF DIRECTORS,


                                    /s/ Charles N. Bowen
                                    Charles N. Bowen
                                    SECRETARY

Suwanee, Georgia
July 22, 1998

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                 PROXY STATEMENT
                               Dated July 22, 1998
                     For the Annual Meeting of Stockholders
                          To be Held on August 28, 1998


         This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Firearms Training Systems, Inc. ("FATS" or the "Company") for use at FATS' 1998 Annual Meeting of Stockholders ("Annual Meeting") to be held on Friday, August 28, 1998, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Company's principal offices are located at 7340 McGinnis Ferry Road, Suwanee, Georgia 30024. The cost of soliciting proxies will be borne by the Company. Proxies will be solicited through the use of the mails by the directors, officers and employees of the Company. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about July 31, 1998.

         Only stockholders of record at the close of business on June 30, 1998 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 18,970,970 shares of Class A Voting Common Stock, $.000006 par value per share ("Common Stock") of FATS outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on any matter submitted for vote by the stockholders.

         Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

         Proxies that are executed but which do not contain any specific instructions will be voted for the election of all the nominees for directors specified herein and in the discretion of the persons appointed as proxies on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

         A copy of the Company's 1998 Annual Report to Stockholders which includes financial statements, but which does not constitute part of the proxy solicitation material, is being furnished herewith to each shareholder of record as of the close of business on June 30, 1998. Additional copies of the 1998 Annual Report to Stockholders and copies of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 will be provided free of charge upon written request to:

                         FIREARMS TRAINING SYSTEMS, INC.
                            7340 McGINNIS FERRY ROAD
                             SUWANEE, GEORGIA 30024
                      ATTN: INVESTORS RELATIONS DEPARTMENT

         If the person requesting the Form 10-K was not a stockholder of record on June 30, 1998, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

               OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Class A Voting Common Stock ("Common Stock") and Class B Non-voting Common Stock ("Class B Stock") as of June 30, 1998 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) the Company's chief executive officer and each of the other employees included in the Summary Compensation Table; and (iv) the Company's current directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by them.

                                                 SHARES OF
                                                   COMMON                  SHARES OF
                                                   STOCK                 CLASS B STOCK
                                                BENEFICIALLY             BENEFICIALLY
         NAME OF BENEFICIAL OWNER (1)            OWNED (2)                 OWNED (3)
         ----------------------------            ---------                 ---------
                                                   NUMBER        %           NUMBER       %
                                                   ------        -           ------       -
Centre Capital Investors II, L.P.                 6,104,451      32.2%      1,162,360      68.6%
Centre Partners Coinvestment, L.P.                  903,016       4.8%        171,945      10.1%
Centre Capital Offshore Investors II, L.P.        1,209,596       6.4%        230,322      13.6%
Centre Capital Tax-exempt Investors II, L.P.        682,428       3.6%        129,942       7.7%
Centre Partners Management LLC (4)                7,996,475      42.2%      1,522,624      89.9%
Centre Partners II LLC (5)                        9,470,672      49.9%      1,694,569     100.0%
THIN International (6)                            2,504,978      13.2%             --         --
Peter A. Marino (7)                                 187,280      *                 --         --
David A. Apseloff (7)                                20,242      *                 --         --
Juan C.G. de Ledebur (7)                             67,197      *                 --         --
Robert F. Mecredy (7)                                42,767      *                 --         --
Robert B. Terry (7)                                  24,717      *                 --         --
Lester Pollack (8)                                       --        --              --         --
William J. Bratton                                    6,701      *                 --         --
Gilbert F. Decker                                     1,000      *                 --         --
Craig I. Fields                                      15,401      *                 --         --
Frank S. Jones                                          800      *                 --         --
Jonathan H. Kagan (9)                                    --        --              --         --
Scott Perekslis (10)                                  9,005      *                 --         --
Paul J. Zepf (11)                                    10,506      *                 --         --
All current directors and executive officers
  as a group (13 individuals) (12)                  342,833       1.8%             --         --

-----
 *  Less than 1%.

 (1)The address of Centre Capital Investors II, L.P., Centre Partners Coinvestment, L.P., Centre Capital Tax-exempt Investors II, L.P. (together with Centre Capital Offshore Investors II, L.P., the "Centre Partnerships"), Centre Partners Management LLC ("Centre Management") and Centre Partners II, LLC (together with Centre Capital Offshore Investors II, L.P., the "Centre Entities") is 30 Rockefeller Plaza, New York, New York 10020; the address of Centre Capital Offshore Investors II, L.P. is c/o Reid Management, Cedar House, 41 Cedar Avenue, Box HM 1179, Hamilton, Bermuda; and the address of THIN International N.V. ("THIN International") is Landhuis Joonchi, Koya Richard J. Beaujan z/n, P.O. Box 837, Curacao, Netherlands Antilles.

  (2)Based on 18,970,970 shares of Common Stock outstanding on June 30, 1998. Calculation of percentage of beneficial ownership assumes the exercise of all options exercisable within 60 days of June 30, 1998 only by the respective named shareholder.

  (3)The Centre Partnerships shown as beneficially owning Class B Stock own all outstanding shares of such stock and have entered into a binding agreement by which each has agreed not to exercise the right to convert Class B Stock for Common Stock provided by the Restated Certificate of Incorporation, if as a result of such conversion, the Centre Partnerships would hold, of record, or beneficially with power to vote, more than 50% of the shares of Common Stock outstanding immediately following such conversion unless concurrently with such conversion the shares of Common Stock are transferred to an unaffiliated person.

  (4)Information regarding ownership of Common Stock by the Centre Entities is included herein in reliance on information set forth in a Form 4 filed by the Centre Entities in July 1998 with the Securities Exchange Commission (the "Commission"), reflecting ownership as of June 30, 1998 as well as information set forth in Schedule 13G filed by the Centre Entities in February, 1997. Pursuant to a Management Agreement, Centre Capital Investors II, L.P., Centre Partners Offshore Investors II, L.P. and Centre Capital Tax-exempt Investors II, L.P. have delegated voting and investment power with respect to the Common Stock beneficially owned by them to Centre Management and investment power over such shares of nonvoting Class B Stock; accordingly, the aggregate security ownership of those Centre Entities is reflected for Centre Management as well.

 (5)As general partner of Centre Partners Coinvestment, L.P. and general partner of the general partner of Centre Capital Investors II, L.P., Centre Partners Offshore Investors II, L.P. and Centre Capital Tax-exempt Investors II, L.P., Centre Partners II LLC ("Centre Partners") is reflected as beneficially owning the Common Stock and Class B Stock owned by those Centre Entities. In addition, pursuant to certain co-investment arrangements, Centre Partners has been delegated voting and investment power with respect to an additional 571,181 shares of Common Stock.

 (6)Information regarding ownership of Common Stock by THIN International is included herein in reliance on information set forth in a Form 4 filed by THIN International in July 1998 with the Commission, reflecting ownership as of June 30, 1998. Mr. GH Thyssen-Bornemisza, a Swiss national resident in Monaco and chairman of TBG Holdings N.V., may be deemed to have sole voting and dispositive power over the Common Stock owned by THIN International.

  (7)Messrs. Marino, Apseloff, de Ledebur, Mecredy and Terry's beneficial ownership includes exerciseable options for 88,395 shares, 10,069 shares, 12,997 shares, 11,651 shares and 9,133 shares, respectively. In addition, Messrs. Marino, Apseloff, de Ledebur, Mecredy and Terry's beneficial ownership includes 613 shares, 273 shares, 416 shares, 406 shares and 213 shares, respectively held in a 401 (k) plan for the benefit of each officer, over which each officer has been delegated voting and investment power.

  (8)Excludes 7,996,475 shares of Common Stock and 1,522,624 shares of Class B Stock for which Centre Management has been delegated voting and/or investment power and 9,470,672 shares of Common Stock and 1,694,569 shares of Class B Stock for which Centre Partners is reflected as having beneficial ownership. Mr. Pollack is a Managing Director of each of Centre Management and Centre Partners and, as such, may be deemed to have voting and investment power over such shares of Common Stock and investment power over such shares of nonvoting Class B Stock. Mr. Pollack disclaims any beneficial ownership of such shares of Common Stock and Class B Stock.

 (9)Excludes 7,996,475 shares of Common Stock and 1,522,624 shares of Class B Stock for which Centre Management has been delegated voting and/or investment power and 9,470,672 shares of Common Stock and 1,694,569 shares of Class B Stock for which Centre Partners is reflected as having beneficial ownership. Mr. Kagan is a Managing Director of each of Centre Management and Centre Partners and, as such, may be deemed to have voting and investment power over such shares of Common Stock and investment power over such shares of nonvoting Class B Stock. Mr. Kagan disclaims any beneficial ownership of such shares of Common Stock and Class B Stock.

(10)Includes 9,005 shares of Common Stock held in a 401(k) plan for the benefit of Mr. Perekslis, over which Mr. Perekslis has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.

(11)Excludes 7,996,475 shares of Common Stock and 1,522,624 shares of Class B Stock for which Centre Management has been delegated voting and/or investment power and 9,470,672 shares of Common Stock and 1,694,569 shares of Class B Stock for which Centre Partners is reflected as having beneficial ownership. Mr. Zepf is a Managing Director of each of Centre Management and Centre Partners and, as such, may be deemed to have voting and investment power over such shares of Common Stock and investment power over such shares of nonvoting Class B Stock. Mr. Zepf disclaims any beneficial ownership of such shares of Common Stock and Class B Stock. Includes 10,506 shares of Common Stock held in a 401(k) plan for the benefit of Mr. Zepf, over which Mr. Zepf has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.

(12)Excludes 7,996,475 shares of Common Stock and 1,522,654 shares of Class B Stock for which Centre Management has been delegated voting and/or investment power and 9,470,672 shares of Common Stock and 1,694,569 shares of Class B Stock for which Centre Partners is reflected as having beneficial ownership, for which Messrs. Pollack, Kagan and Zepf may be deemed to have voting and/or investment power based on their serving as a Managing Director of such entities. Messrs. Pollack, Kagan and Zepf disclaim beneficial ownership of such shares of Common Stock and Class B Stock. Includes 19,511 shares of Common Stock held in 401(k) plans for the benefit of Messrs. Perekslis and Zepf, over which each such individual has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.



                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                       AND INFORMATION REGARDING DIRECTORS

                        (ITEM NUMBER 1 ON THE PROXY CARD)

         The by-laws of FATS provide that the Board of Directors shall consist of not less than one director, with the exact number being set from time to time by the Board. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, as nearly equal in number as possible, each of which is elected for a three year term. Class II directors, consisting of the three nominees shown below, each of whom is currently serving as a director of the Company, will stand for election at the 1998 Annual Meeting for three-year terms expiring at the Annual Meeting of Stockholders in 2001 or until their successors are elected and qualified. The terms of the other six directors listed below will continue as indicated. The Board currently consists of nine directors.

         Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy. Proxies submitted which contain abstentions or broker non-votes are included in determining whether a quorum is present, but will not affect the outcome of the vote. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the

Board of Directors. Each person elected as a director shall serve a three-year term that continues until the Annual Meeting of Stockholders in the third year of his term and until his successor, if there is to be one, is duly elected and qualified.



WILLIAM J. BRATTON         CHIEF OPERATING OFFICER AND PRESIDENT
                           CARCO GROUP, INC.

William J. Bratton, age 50, has served as a Director of the Company since September 17, 1996. Mr. Bratton has been the President and Chief Operating Officer of CARCO Group, Inc. since 1998. From 1996 to 1997, Mr. Bratton served as Vice Chairman of First Security Services Corporation and President of its new subsidiary First Security Consulting, Inc. From 1994 to 1996, Mr. Bratton served as Police Commissioner of the City of New York. In 1992 he served as Superintendent in Chief of the Boston Police Department and was appointed Police Commissioner of the Boston Police Department in 1993. From 1990 to 1992, Mr. Bratton served as Chief of the New York City Transit Police. Mr. Bratton also serves as a director of Rite-Aid Corporation and First Security Services Corporation.


JONATHAN H. KAGAN          MANAGING DIRECTOR
                           CENTRE PARTNERS MANAGEMENT LLC

Jonathan H. Kagan, age 42, has served as a Director of the Company since July 31, 1996. Mr. Kagan also served as Secretary of the Company from July 31, 1996 through July 18, 1997. Mr. Kagan has served as Managing Director of Centre Partners Management LLC since 1995. Mr. Kagan has been a Managing Director of Corporate Advisers, L.P. since 1990. Mr. Kagan has been associated with Lazard Freres & Co. LLC since 1980 and has been a Managing Director since 1995 (prior thereto a General Partner). Mr. Kagan also serves as a Director of Jeepers! Inc. and Hyco International, Inc. Mr. Kagan is a member of the Audit Committee of the Board of Directors.

FRANK S. JONES             CORPORATE DIRECTOR

Frank S. Jones, age 69, has served as a Director of the Company since April 16, 1998. Mr. Jones has served as assistant dean at the Harvard Business School, a group brand manager at a consumer products company, and as Ford Professor of Urban Affairs at the Massachusetts Institute of Technology from which he retired in 1992. Mr. Jones also serves as a Director of Polaroid Corporation and Scientific Games Holdings Corporation. Mr. Jones is a member of the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT WILLIAM J. BRATTON, JONATHAN H. KAGAN AND FRANK S. JONES AS CLASS II DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

         The following Class I directors were elected in fiscal 1998 and their present terms expire with the Annual Meeting of Stockholders in 2000:

PETER A. MARINO            CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           FIREARMS TRAINING SYSTEMS, INC.

Peter A. Marino, age 56, has served as a Director of the Company since September 17, 1996 and became Chief Executive Officer and President on October 15, 1996. Prior to joining the Company, Mr. Marino served as Senior Vice President of Raytheon E-Systems, Inc. from 1991 to 1996. Mr. Marino previously served as President and Chief Operating Officer of Fairchild Industries and prior to such service was President and Chief Operating Officer of Lockheed Electronics Co., Inc. Prior to such service, Mr. Marino held various positions at the Central Intelligence Agency, including Director of the Office of Technical Services. Mr. Marino serves as a director of Space Imaging, Inc. and is a member of the Defense Science Board.


LESTER POLLACK             MANAGING DIRECTOR
                           CENTRE PARTNERS MANAGEMENT LLC

Lester Pollack, age 64, has served as a Director of the Company since July 31, 1996 and as Chairman of the Board since September 17, 1996. Mr. Pollack has served as Managing Director of Centre Partners Management LLC since 1995. Mr. Pollack has been Senior Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., since 1988, Managing Director of Lazard Freres & Co. LLC since 1995 (prior thereto a General Partner) and Chief Executive Officer of Centre Partners, L.P. since 1986. Mr. Pollack also serves as a director of LaSalle Re Holdings Limited, Parlex Corporation, Rembrandt, Inc., Nationwide Credit Inc., SunAmerica Inc., and Tidewater, Inc. Mr. Pollack is a member of the Compensation Committee of the Board of Directors.


SCOTT PEREKSLIS            PRINCIPAL
                           CENTRE PARTNERS MANAGEMENT LLC

Scott Perekslis, age 30, has served as a Director of the Company since July 31, 1996. Mr. Perekslis also served as a Vice President of the Company from July 31, 1996 through July 18, 1997. Since 1995, Mr. Perekslis has been a Principal of Centre Partners Management LLC and a Principal of Corporate Advisors, L.P. From 1991 to 1995, Mr. Perekslis was an Associate of Corporate Advisors, L.P. Mr. Perekslis also serves as a director of Hyco International, Inc. and KIK Corporation Holdings, Inc. Mr. Perekslis is a member of the Compensation Committee of the Board of Directors.

         The following Class III directors were elected in fiscal 1997 and their present terms expire with the Annual Meeting of Stockholders in 1999:

PAUL J. ZEPF               MANAGING DIRECTOR,
                           CENTRE PARTNERS MANAGEMENT LLC

Paul J. Zepf, age 33, has served as a Director of the Company since July 31, 1996. Since 1998, Mr. Zepf has been a Managing Director of Centre Partners Management LLC and a Managing Director of Corporate Advisors, L.P. From 1995 to 1998, Mr. Zepf was a Principal of Centre Partners Management LLC and a Principal of Corporate Advisors, L.P. Mr. Zepf also served as a Vice President of Corporate Advisors, L.P. from 1993 to 1995. Mr. Zepf also serves as a Director of LaSalle Re Holdings Limited, The Learning Company and Nationwide Credit, Inc. Mr. Zepf is a member of the Compensation Committee and is a member of the Option Subcommittee of the Compensation Committee of the Board of Directors.

CRAIG I. FIELDS            CORPORATE DIRECTOR

Craig I. Fields, age 52, has served as a Director of the Company since September 17, 1996. From 1994 until the present, Dr. Fields has served on various boards of directors, including the boards of ENSCO, Projectavision, Inc., Alliance Gaming Corporation, Perot Systems, Network Solution and Music Holdings Corp. From 1990 to 1994, Dr. Fields served as Chairman and Chief Executive Officer of the Microelectronics and Computer Technology Corporation, a for-profit research and development consortium involved in information technology. Dr. Fields is Chairman of the Defense Science Board. Mr. Fields is a member of the Compensation Committee and is a member of the Option Subcommittee of the Compensation Committee of the Board of Directors.

GILBERT F. DECKER          CORPORATE DIRECTOR

Gilbert F. Decker, age 61, has served as a Director of the Company since December 31, 1997. Prior to becoming a private consultant in 1997, Mr. Decker was the Assistant Secretary of the Army, Research, Development and Acquisition from 1994 to 1997. Prior to 1994, Mr. Decker held positions of Chief Executive Officer and President in Xeruca Holding, Inc., Acurex Corporation and Penn Central Federal Systems Company. Mr. Decker has served on the boards of several government and public organizations including the Army Science Board, Air Force Studies Board, Defense Science Board and the Engineering Advisory Board to Johns Hopkins University. Mr. Decker is a member of the Audit Committee of the Board of Directors.

                             DIRECTORS' COMPENSATION

         Each director of the Company who is not an employee of the Company is entitled to receive annual compensation of $20,000, payable quarterly. In addition, directors of the Company are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors or committees thereof. In fiscal 1997, Messrs. Fields and Bratton were granted options to purchase 33,200 and 16,600 shares of Common Stock, respectively in connection with their serving as directors of the Company. In fiscal 1998, Messrs. Fields, Bratton and Decker were granted options (with exercise prices ranging from $5.1875 to $11.75 per share) to purchase 13,000, 3,500 and 16,600 shares of Common Stock, respectively in connection with their serving as directors of the Company which options in the case of Mr. Fields included 3,000 options granted in connection with services he also rendered pursuant to a consulting agreement. Directors who are also employees of the Company are not separately compensated for their services as directors.

                      MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 1998 fiscal year, the Board held four meetings and also approved actions through three unanimous consents of the Board of Directors in lieu of a meeting. The Board of Directors has established an Executive, an Audit and a Compensation Committee, to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions and such functions are performed by the Board of Directors.

         Each of the current directors attended at least 75% of the total number of meetings of the Board and the committees on which he served during the period he served in such position.

         Executive Committee. The Board of Directors established the Executive Committee in September 1996 to have all the power and authority of the Board of Directors, consistent with limitations contained in the By-laws and provisions of the Delaware General Corporation Law. Effective April 1, 1998, the Executive Committee was dissolved. Messrs. L. Pollack, Marino, Kagan, Perekslis and Zepf were the members of the Executive Committee. During the Company's 1998 fiscal year, the Executive Committee did not hold a meeting; however, they approved actions through one unanimous consent of the Executive Committee in lieu of a meeting.

         Audit Committee. The Board of Directors established the Audit Committee in September 1996 to: (i) make recommendations concerning the engagement of independent public accounts; (ii) review with the independent public accountants the plans for and scope of the audit, the audit procedures to be utilized and the results of the audit; (iii) approve the professional services provided by the independent public accountants; (iv) review the independence of the independent public accountants; and (v) review the adequacy and effectiveness of the Company's internal accounting controls. Messrs. Kagan, Decker and Jones are the members of the Audit Committee. During the Company's 1998 fiscal year, the Audit Committee held one meeting.

         Compensation Committee. The Board of Directors established the Compensation Committee in September 1996 to determine compensation of the Company's executive officers and to administer the Company's Stock Option Plan. Messrs. L. Pollack, Perekslis, Fields and Zepf are the members of the Compensation Committee. During the Company's 1998 fiscal year, the Compensation Committee did not hold a meeting; however, they approved actions through two unanimous consents of the Compensation Committee in lieu of a meeting.

         Option Subcommittee. The Board of Directors established the Option Subcommittee of the Compensation Committee to consider and approve all compensation items which qualify as performance-based compensation within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code, including without limitation, all grants of stock options pursuant to the Company's Stock Option Plan. Messrs. Fields and Zepf are members of the Option Subcommittee. During the Company's 1998 fiscal year, the Option Subcommittee together with its predecessor committee did not hold a meeting; however, they approved actions through four unanimous consents of the Compensation Committee in lieu of a meeting.

                             EXECUTIVE COMPENSATION

         The following table sets forth all compensation earned for services rendered to the Company in all capacities during the fiscal years ended March 31, 1998, 1997 and 1996 by the Company's chief executive officer serving and each of the Company's other four most highly compensated executive officers serving at March 31, 1998 (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                     ANNUAL COMPENSATION                     AWARDS
                                     -------------------------------------------------------------------
                                                                          OTHER           SECURITIES
                                                                          ANNUAL          UNDERLYING       ALL OTHER
                                     FISCAL   SALARY       BONUS       COMPENSATION         OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR       ($)         ($)             ($)               (#)             ($)
---------------------------          ------  ----------  ----------    --------------     --------------   -------------

Peter A. Marino (1)                  1998      350,000     150,000             6,865 (5)              -               -
 Chief Executive Officer and
 President                           1997      148,076      75,000                 -            707,160         324,448 (2)
                                     1996            -           -                 -                  -               -
David A. Apseloff (3)                1998      123,039      50,000             2,987 (5)         20,000               -
 Vice President and Chief Financial
 Officer                             1997      107,077      80,000 (4)         2,247 (5)         74,700               -
                                     1996       92,308      10,000               173 (5)              -               -
Juan C. G. de Ledebur                1998      133,846     110,000             2,417 (5)         10,000               -
 Vice President, Sales and Marketing 1997      160,169     135,000 (4)         7,115 (5)(6)     212,148               -
                                     1996      270,393           -             6,551 (5)(6)           -               -
Robert F. Mecredy                    1998      140,385     120,000             2,435 (5)         10,000               -
 Executive Vice President            1997      144,179     175,000 (4)         3,093 (5)        182,600               -
                                     1996      149,328      15,000             1,432 (5)              -               -
Robert B. Terry, Jr. (7)             1998       98,846      45,000             2,350 (5)         10,000               -
 Vice President, Operations          1997       87,692     115,000 (4)         2,264 (5)        127,322               -
                                     1996       68,846      13,300                 -                  -               -

-------------------------------------

(1) Mr. Marino became the Company's Chief Executive Officer and President on October 15, 1996.
(2) Mr. Marino received a bonus of $155,000 and 36,852 shares of Common Stock valued at $119,880 in connection with his employment agreement, Mr. Marino was also reimbursed for moving expenses of $49,568.
(3) Mr. Apseloff resigned as Vice President and Chief Financial Officer effective June 25, 1998.
(4) Messrs. de Ledebur, Mecredy and Terry received transition bonuses as part of the Company's Recapitalization of $50,000 each, Mr. Apseloff received a transition bonus of $30,000.
(5) Matching contributions made by the Company to its 401(k) plan.
(6) Provision of automobile allowance for Mr. de Ledebur of $4,800 in both 1997 and 1996, respectively.
(7) Mr. Terry resigned as Vice President, Operations effective June 19, 1998.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE VALUE AT
                       NO. OF        % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                     SECURITIES     OPTIONS/SARs                              STOCK PRICE APPRECIATION FOR
                     UNDERLYING      GRANTED TO    EXERCISE OR                       OPTION TERMS *
                    OPTION/SARs     EMPLOYEES IN   BASE PRICE   EXPIRATION    ------------------------------
                      GRANTED        FISCAL YEAR    PER SHARE      DATE            5%              10%
                    -------------   -------------- ------------ ------------  --------------  --------------
Peter A. Marino              -                -            -            -               -               -
David A. Apseloff       20,000 (1)        5.00%      $ 11.75     04/17/04          95,669         222,949
Juan C. G. de Ledebur   10,000 (1)        2.50%      $ 11.75     04/17/04          47,834         111,474
Robert F. Mecredy       10,000 (1)        2.50%      $ 11.75     04/17/04          47,834         111,474
Robert B. Terry, Jr.    10,000 (1)        2.50%      $ 11.75     04/17/04          47,834         111,474



(1) Series D Options are generally exerciseable as follows: (i) 33 1/3% on the first anniversary of the option issue date (the "option date"), (ii) 33 1/3% on the second anniversary of the option date, and (iii) 33 1/3% on the third anniversary of the option date. See Employment and Related Matters-Resignation Agreements and Share Repurchase.

* These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in these columns will be achieved or if achieved, will exist at the time of any option exercise.


                          FISCAL YEAR-END OPTION VALUES

                              NO. OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                 UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS
                                     FISCAL YEAR END                   AT FISCAL YEAR END (1)
                           ------------------------------------  ------------------------------------
                            EXERCISEABLE      UNEXERCISEABLE      EXERCISEABLE      UNEXERCISEABLE
                           ----------------  ------------------  ----------------  ------------------
Peter A. Marino                     88,395             618,765           508,006           3,556,042
David A. Apseloff                   10,069              84,631            19,551             409,750
Juan C. G. de Ledebur               12,997             209,151            55,533           1,163,681
Robert F. Mecredy                   11,651             180,949            47,798           1,001,604
Robert B. Terry, Jr.                 9,133             128,189            33,327             698,393


(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sales price of the Company's Common Stock on The Nasdaq Stock Market as of the last business day of its fiscal year, March 31, 1998, which was $9.00 per share.

                         EMPLOYMENT AND RELATED MATTERS

         Employment Agreement with Mr. Marino. The Company has entered into an employment agreement with Mr. Marino with an initial term expiring March 31, 2002, with automatic one-year extensions thereafter unless terminated by either party. Pursuant to the agreement, Mr. Marino serves as Chief Executive Officer and President at an annual base salary of $350,000, subject to review and annual increases as approved by the Board of Directors. Mr. Marino also is eligible for annual bonuses based on the Company reaching targeted EBITDA levels for each fiscal year, with a maximum of $225,000 in bonus payable for each fiscal year (or such greater amount as determined by the Board of Directors). In connection with the execution of the employment agreement, in fiscal 1997 Mr. Marino received a bonus of $155,000, was granted 36,852 shares of Common Stock and was granted options to purchase 707,160 shares of Common Stock, consisting of Series A Options for 353,580 shares and Series B Options for 353,580 shares. The Company also paid Mr. Marino's reasonable expenses in relocating to the Atlanta area. Pursuant to the employment agreement, Mr. Marino agreed to purchase 61,420 shares of Common Stock at approximately $3.25 per share. Mr. Marino also is subject to a covenant not to compete with the Company during the period of his employment with the Company or any period during which he receives payments from the Company pursuant to the employment agreement and for a period of two years thereafter.

         Resignation Agreements and Share Repurchase. Messrs. Apseloff, Terry and Echols, has each entered into a resignation agreement with the Company which provides for his resignation as an executive officer of the Company and continued employment by the Company so long as he provides certain services until a termination date approximately 6 months from the date of his agreement (the "termination date") during which time each receives his current salary and participates in the Company's employee benefit plans for executive level employees. Each officer agrees that for a period of three years after his termination date (the "Compliance Period"), he will not provide executive services to persons selling products substitutable for those of the Company, solicit customers of the Company for the purpose of selling products or providing executive services, or solicit for employment the Company's employees. Pursuant to Mr. Apseloff's agreement, the Series A options previously granted to him were amended to clarify that if he complies with the terms of his resignation agreement he will qualify on October 31, 1998 for the previously scheduled vesting of 16 2/3% of his Series A options. Additionally, Mr. Apseloff's agreement provides that if he complies with his agreement, an additional number (the "Transition Shares") of his existing Series A unvested options will vest at the end of his Compliance Period, which option can be exercised for 12 months thereafter, provided that in the event of a change of control during such Compliance Period, such number of Transition Shares will be reduced in proportion to the amount of the Compliance Period which has elapsed as of such date. Mr. Terry's agreement and Mr. Echols' agreements each provide that such officer will vest if he complies with his agreement, in an additional number (the "Transition Shares") of his existing Series A and Series D unvested options at the end of his respective Compliance Period, which options can be exercised for 12 months thereafter, and that in the event of certain changes of control during such Compliance Period, such Transition Shares would vest as of such date. In addition, the outstanding Series B and Series D options held by such officers were amended to extend the exercise period for any options which were already vested until 12 months after such officer's Compliance Period subject to compliance by the officer with the terms of his agreement.

         Mr. Apseloff's agreement provides for his resignation as Vice President and Chief Financial Officer effective June 25, 1998, establishes a termination date of October 31, 1998 and provides for 15,000 Transition Shares. In addition, it acknowledges that the amount of his bonus earned for fiscal 1998 is $50,000. Pursuant to a separate agreement dated May 20, 1998, the Company purchased 15,000 shares of Common Stock owned by Mr. Apseloff at a price of $5 per share which was the current bid price on NASDAQ available to the parties at the time on May 20 that the parties reached agreement. The agreement was approved by the Option Subcommittee of the Compensation Committee. The shares sold by Mr. Apseloff were acquired by him on September 18, 1996 at a price of approximately $3.25 per share.

         Mr. Terry's agreement provides for his resignation as Vice President Operations effective June 19, 1998, establishes a termination date of January 1, 1999 and provides for 45,000 Transition Shares. Mr. Echols' agreement provides for his resignation as Vice President Engineering effective June 19, 1998, establishes a termination date of January 1, 1999 and provides for 39,000 Transition Shares.

         Non-Competition Agreements. The Company has entered into an Agreement to Limit Future Competition with each current member of senior management of the Company and other key employees. Pursuant to such agreements each such employee has agreed, for a period of two years following the termination of employment with the Company, not to: (i) be employed by specified businesses in an executive capacity; (ii) use or permit to be used his executive skills, knowledge or expertise for the benefit of any such business; and (iii) use or permit to be used competitively sensitive information received while employed by the Company for the benefit of any such business.

                              CERTAIN TRANSACTIONS

         On April 24, 1998, the Centre Partnerships pursuant to a written agreement exchanged certain shares of Class A Voting Common Stock owned by each of them for an equal number of shares of Class B Non-voting Common Stock in the amounts as shown under "OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS." In connection with such agreement, the Centre Partnerships each agreed not to exercise the right to convert Class B Stock for Common Stock provided by the Restated Certificate of Incorporation if, as a result of such conversion, the Centre Partnerships would hold of record, or beneficially, with power to vote, more than 50% of the shares of Class A Common Stock outstanding immediately following such conversion unless concurrently with such conversion the shares of Class A Common Stock are transferred to an unaffiliated person. The transaction, which was approved by the Board of Directors was carried out in order to permit the Company to engage in acquisition transactions after expiration of two years which could be accounted for as a pooling under generally accepted accounting principles and is believed by the Company to have been of no monetary value to the Centre Partnerships.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Pollack, Fields, Perekslis and Zepf served as members of the Company's Compensation Committee during the 1998 fiscal year. While Mr. Pollack is Chairman of the Board and Mr. Perekslis was a Vice President of the Company through July 18, 1997, none is otherwise an employee, officer or former employee or officer of the Company or its subsidiaries.

                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee has provided the following report:

         The compensation policies of the Company have been developed to link the compensation of executive officers with the development of enhanced value for the Company's stockholders. Through the establishment of both short-term and long-term incentive plans and the use of base salary and performance bonus combinations, the Company seeks to align the financial interests of its executive officers with those of its stockholders.

PHILOSOPHY AND COMPONENTS

         In designing its compensation programs, the Company follows its belief that compensation should reflect both the Company's recent performance and the value created for stockholders, while also supporting the broader business strategies and long-range plans of the Company. In doing so, the compensation programs reflect the following general characteristics:

         * The Company's financial performance and, in particular, that of the individual.

         * An annual incentive arrangement that generates a portion of compensation based on the achievement of specific performance goals in relation to the Company's internal budget and strategic initiatives, with superior performance resulting in enhanced total compensation.

         The Company's executive compensation is based upon the components listed below, each of which is intended to serve the overall compensation philosophy:

         BASE SALARY. Base salary is intended to be set at a level that approximates the competitive amounts paid to executive officers of similar businesses in structure, size, and industry orientation. Competitive amounts are determined informally through a review of published compensation surveys and proxy statements of other companies, including some, but not all, of the companies in the peer group selected for purposes of the stock performance graph set forth elsewhere in this Proxy Statement.

         INCENTIVE COMPENSATION. In accordance with the Company's philosophy of tying a substantial portion of the overall compensation of its executive officers to the achievement of specific performance goals, an incentive plan has been developed for the executive officers. The Company's incentive plan is designed to reward superior performance with total compensation above competitive levels. On the other hand, if performance goals are not achieved and the Company suffers as a result, compensation of affected executive officers may fall below competitive levels.

         STOCK OPTIONS. The Company periodically considers awards to its executive officers of stock options granted under the terms of its Stock Option Plan. Options are awarded by the Option Subcommittee to selected executive officers and other persons in recognition of outstanding contributions they may have made (or are being motivated to make) to the Company's growth, development, or financial performance. The awarding of options is designed to encourage ownership of the Company's Common Stock by its executive officers, thereby aligning their personal interests with those of our shareholders.

         The Compensation Committee reviews and determines the compensation of the executive officers of the Company with this philosophy on compensation as its basis. While promoting initiative and providing incentives for superior performance on behalf of the Company for the benefit of its shareholders, the Compensation Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of growth and financial performance that will enhance shareholder value over the long-term as well as short-term.

CEO COMPENSATION

         Effective October 15, 1996, the Company entered into an employment agreement with Mr. Marino as Chief Executive Officer and President for a term that extends to March 31, 2002, and is renewable for successive one-year terms thereafter unless either party chooses not to renew. Details about that agreement are provided under "Executive Compensation - Employment and Related Matters" above.

         The Compensation Committee believes that the compensation terms of Mr. Marino's employment agreement are consistent with and reflect the Company's executive compensation philosophy. The base salary provided to Mr. Marino is consistent with what the Compensation Committee believes is competitive in the Company's industry, and the opportunities for bonus compensation are tied to the Company's performance in terms of value to its stockholders. Additionally, the options that have been granted to Mr. Marino are subject to vesting over a period of years.


                           The Compensation Committee

        Lester Pollack * Craig I. Fields * Scott Perekslis * Paul J. Zepf

                             STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq National Market (U.S.) and the cumulative total return for a group of companies consisting of Apollo Group Inc., CBT Group Plc, Evans & Sutherland Computer Corporation, Imax Corporation, Learning Tree International, Orbital Sciences Corporation, REMEC Inc. and the Wyman-Gordon Company, for the period commencing November 27, 1996, the date that the Company's Common Stock became publicly traded, and ending on March 31, 1998.
Note: The proxy graph for fiscal year 1997 included both Flightsafety International, Inc. and National Education Corporation; however, neither of these companies currently has securities which are traded and they have been excluded from the Peer Group.

                              [GRAPH APPEARS HERE]


















                            CUMULATIVE TOTAL RETURN

                  FIREARMS                        NASDAQ
                  TRAINING                     STOCK MARKET
               SYSTEMS, INC.    PEER GROUP       COMPOSITE
               -------------    ----------       ---------

    11/27/96          100.000         100.000         100.000
    12/31/96           86.239         106.969         100.288
     3/31/97           91.743          93.492          94.903
     6/30/97          100.917         130.781         112.021
     9/30/97           45.872         147.240         130.946
    12/31/97           38.073         141.727         121.986
     3/31/98           66.055         163.094         142.597

--------------------------------------

         Graph reflects $100 invested on November 27, 1996 and the reinvestment of any dividends in (i) Company Common Stock, (ii) the common stocks of the group of companies identified above that have been selected by the Company as its peers, and (iii) the Nasdaq Stock Market - Composite index.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company's independent public accountants. The Board has appointed Arthur Andersen LLP, which firm served as independent public accountants for the Company during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the stockholders.

         A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders, with opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

         Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Stockholders of Firearms Training Systems, Inc. must submit such proposals to the Secretary of the Company for receipt by the Secretary on or prior to April 1, 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the Nasdaq National Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by the rules promulgated by the Commission to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the 1934 Act.

         Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 1998, all filings required by Section 16 (a) of the 1934 Act applicable to its directors, executive officers and greater than ten percent beneficial owners were made on a timely basis, except Mr. Decker inadvertently failed to timely report on Form 4 a purchase of Common Stock in January 1998 and THIN International inadvertently failed to timely report on Form 4 a sale of Common Stock in March 1998.

                                  OTHER MATTERS

         Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.


                                           FIREARMS TRAININGS SYSTEMS, INC.
                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           /s/ Charles N. Bowen
                                           Charles N. Bowen
Dated:  July 22, 1998                      SECRETARY

                                                                        APPENDIX



                         FIREARMS TRAINING SYSTEMS, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 28, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, having received notice of the Annual Meeting of Stockholders and revoking all prior proxies, hereby appoints Peter A. Marino and Charles N. Bowen, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Annual Meeting of Stockholders of Firearms Training Systems, Inc. (the "Company") to be held Friday, August 28, 1998, at 11:00 A.M., Eastern Time, and any postponement or adjournment thereof, and to vote and act upon the following matters in respect of all shares of common stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present:

         1.    ELECTION OF DIRECTORS:
               To re-elect each of the following nominees, as a director of the Company, for a term of three years:

               William J. Bratton        Jonathan H. Kagan Frank S. Jones

               /  /  FOR ALL NOMINEES    /  /  WITHHOLD     /  / FOR ALL EXCEPT

               (NOTE: If you do not wish your shares voted "for" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee (s).)

         2. TO VOTE, IN THE PROXIES' DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

               /  /  FOR                 /  /  AGAINST      /  / ABSTAIN

         The shares represented by this proxy will be voted as directed by the undersigned and as indicated herein. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE ELECTION OF DIRECTORS OR THE DISCRETIONARY AUTHORITY OF THE PROXIES TO VOTE UPON OTHER PROPER BUSINESS, THIS PROXY WILL BE VOTED FOR SUCH ELECTION, AND THE PROXIES, IN THEIR DISCRETION, WILL VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

         Attendance of the undersigned at the meeting or any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to vote such shares in person.

                           Dated:                   , 1998
                                 -------------------
                           BE SURE TO DATE THE PROXY

                           -----------------------------
                                    SIGNATURE

                           PLEASE VOTE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                           IF SHARES ARE HELD BY MORE THAN ONE OWNER, EACH MUST SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

------------------------------              ------------------------------

------------------------------              ------------------------------

------------------------------              ------------------------------